Exhibit 4.16

INTEREST-FREE INNOVATION LOAN AGREEMENT

No. DOS0016278/00

Between

1°) BPIFRANCE FINANCEMENT

Limited company with board of directors (s.a.i.) with capital of 839,907,320.00 Euros, registered in the Créteil Trade Register under number 320 252 489, whose head office is located at

27-31 Avenue du Général Leclerc

94710 Maisons-Alfort Cedex

Represented by Mr Frédéric VINCENT acting in his capacity as Ile-de-France Operations Management Director, duly authorized

Hereinafter referred to as the “LENDER”,

as the first party,

and

2°) SEQUANS COMMUNICATIONS

Limited company with board of directors with capital of 1,182,894.00 Euros, registered in the NANTERRE Trade Register under number 450 249 677, whose head office is located at

LES PORTES DE LA DEFENSE

15-55 BOULEVARD CHARLES DE GAULLE

92700 COLOMBES

Represented by Mr Georges KARAM, acting in his capacity as Managing Director

Hereinafter referred to as the “BORROWER”,

as the second party,

Having regard to decree no. 97-682 of the 31st of May 1997 relating to aid for innovation;

Having regard to articles 60 to 64 of law no. 2010-1249 of the 22nd of October 2010 on banking and financial regulation;

Having regard to amended order no. 2005-722 of the 29th of June 2005 relating to the Banque Publique d’Investissement entailing the creation of the limited company BPI-Groupe (commercial name Bpifrance) and the limited company Bpifrance Financement;

Having regard to decree no. 2013-67 of the 12th of July 2013 approving the articles of association of the limited company Bpifrance Financement;

Having regard to notification-exempted framework scheme no. SA.40391 for aid to research, development and innovation, based on general block exemption regulation no. 651/2014 adopted by the European Commission on the 17th of June 2014 and published in the OJEU on the 26th of June 2014;

Having regard to the programme described in the application for innovation aid filed on the 1st of March 2015 by the BORROWER under no. DC/03657783;

Having regard to the decision dated the 22nd of June 2015;

IT IS HEREBY AGREED AS FOLLOWS:

The Lender grants the BORROWER a loan commercially known as an “Innovation Load” under the conditions defined below in the sections entitled SPECIFIC TERMS, SPECIFIC CLAUSES and GENERAL TERMS, the purpose of this loan being: “Development of baseband semiconductors – LTE Category O Release 12, for the Internet of Things.

Agreement no. DOS0016278/00	Page 1/7

SPECIFIC TERMS

Origin of the resource:	MINISTRY OF THE ECONOMY, INDUSTRY AND THE DIGITAL SECTOR on own resources

Form of aid:	Interest-free loan for Innovation

Amount of the loan:	EUR 1,000,000.00

Disbursement of the loan:	The funds will be made available in their entirety in a single disbursement

Rate:	0% (ZERO PER CENT PER YEAR)

Period:	29 quarters, including an additional grace period starting from the notification of the granting of the loan

Amortization:	linear in 20 quarterly instalments, of an equal amount, in arrears, payable on the 31st of March, 30th of June, 30th of September and 31st of December of each year, the first on the 30th of June 2017 and the last on the 31st of March 2022

Administration costs:	EUR 30,000.00

Agreement no. DOS0016278/00	Page 2/7

SPECIFIC CLAUSES

1. This aid is allocated on the basis of exempted framework scheme for aid to research, development and innovation no. SA 40391, based on General Block Exemption Regulation (GBER) no. 651/2014 adopted by the European Commission on the 17th of June 2014 and published in the OJEU on the 26th of June 2014.

2. ADMINISTRATION COSTS: The BENEFICIARY shall pay Bpifrance Financement administration costs whose amount is indicated in the SPECIFIC TERMS (VAT-free – article 261 C of the French General Tax Code). These costs will be deducted in their entirety from the disbursement of the loan and will be forfeited to Bpifrance Financement.

3. ANNUAL PERCENTAGE RATE: The BORROWER certifies that it has supplied the LENDER with the necessary information to determine the annual percentage rate (APR) relating to the remuneration of intermediaries. It acknowledges that it has obtained from the LENDER all information necessary for the appraisal of the cost of the loan. To answer the BORROWER’s information needs, it is specified for reference that on the date of this agreement the annual percentage rate would have come to 0.71% (nought point seven one per cent) per year, i.e. a quarterly rate of 0.18% (nought point one eight per cent) for a total disbursement made in a single payment on this date.

Agreement no. DOS0016278/00	Page 3/7

GENERAL TERMS

ISSUING OF FUNDS

The funds shall be available after endorsement firstly of the SEPA direct debit mandate and of this document which constitutes notification prior to the SEPA direct debit, which the BORROWER acknowledges and accepts, and secondly, if necessary, of the proof of the implementation of the prior conditions for the setting up of the loan. The LENDER will not be obliged to remit the funds of the loan if the disbursement has not taken place within a period of six months starting from the signing of this agreement.

The same will be the case:

•	if one of the grounds for recoverability listed below applies,

•	in the event of non-fulfilment of the BORROWER’s earlier commitments to the LENDER,

•	if the LENDER considers that changes in the BORROWER’s technical and financial capacity will prevent it from successfully implementing the project.

In addition, if external events constituting a case of force majeure call into question the economic benefits of the project concerned by the aid, or if fundamental changes occur in the status or the control of the BORROWER, the situation thus created will be examined by the LENDER, which may revise its decision to grant the loan.

IMPLEMENTATION OF THE INNOVATION PROJECT

The BORROWER undertakes to implement the entire project whose purpose is indicated above and to supply proof of this when requested by the LENDER. In addition, the BORROWER must inform the LENDER of any change leading to modification of the project initially presented and financed.

SEPA DIRECT DEBITS

The BORROWER undertakes to the maintain for the LENDER, throughout the period of the loan, the possibility of paying all sums owed by SEPA direct debit to the bank account or postal account designated on the mandate supplied prior to the disbursement of the loan; the BORROWER acknowledges and accepts that the first direct debit may be presented by the LENDER, subject to compliance with a minimum period of 5 (five) working days starting from the date of signing of this act. In the event of a change in the BORROWER’s bank or postal account, it must inform the LENDER of this at least one month before the date of the next instalment, and attach a new statement of account information to this request.

PLACE OF PAYMENT

Repayment of this loan and payment of all the other additional charges will take place at the LENDER’s head office. The due dates are non-contestable.

COMPENSATION

If any sum which has become due is not paid on time, the LENDER will be entitled, independently from any sums owed as penalties for late payment, to compensation for recovery costs equal to two per cent of the unpaid amount. If the LENDER is obliged to produce documents relating to a court order or a pro-rata apportionment between creditors, to issue a summons or to conduct or participate in any proceedings, collective or otherwise, it will be entitled, to cover all the costs of handling of the case by its litigation department, to an indemnity calculated on the amount of the debt to be recovered and equal to two thirds of the rights allocated, in accordance with the scale in force on the date of the calculation, to the administrators in the event of a transfer of assets, with a minimum of 765 Euros.

ACCELERATED MATURITY

All of the sums owed in principal, penalties for late payment, costs and additional charges will become immediately payable in the event of liquidation or discontinuation of the operations or business of the BORROWER and in all the cases of expiry of the term stipulated by the law. The sums are also payable, if the LENDER sees fit, five days after notification to the BORROWER by registered letter with request for acknowledgement of receipt, without need for any judicial formality, in one of the following cases:

•	in the event of non-fulfilment or violation of any one of the commitments made by the BORROWER, particularly in the event of non-payment in due time to the LENDER of a sum which has become payable

•	in the event of a change of activity of the BORROWER or sale of its business without the LENDER’s prior consent

Agreement no. DOS0016278/00	Page 4/7

•	in the event of suspension or abandonment of the financed project without prior informing of the LENDER,

•	in the event of merger, demerger, dissolution or transfer of the BORROWER’s company in a mutual agreement procedure or collective proceedings,

•	in the event of sale, without the LENDER’s prior consent, or all or some of the stocks, shares or voting rights of the borrowing company or of one of its subsidiaries,

•	in the event of a BORROWER payment incident declared to the Banque de France,

•	in the event of incorrect declaration of the BORROWER,

•	in the event of occurrence of an important event of a legal or financial nature which has major effects on the Borrower’s activity or profitability,

•	in the event of assignment of the funds to uses which the LENDER considers not to be in line with the purpose of the loan after checking of the supporting documents presented by the BORROWER.

The sums thus becoming payable will lead to penalties for late payment. Liability for the loan will be applicable to any jointly liable party.

In addition, in the event of joint and several liability between several BORROWERS, the opening judgement of a safeguard, receivership or liquidation procedure pronounced against one BORROWER will automatically lead to recoverability of the sums still owed from the other BORROWER(s). The same will be the case in the event of discontinuation of business, dissolution or voluntary liquidation of one of the BORROWERS.

JOINT AND SEVERAL LIABILITY AGREEMENT

If there are several BORROWERS, they shall be jointly and severally liable. Consequently, the LENDER may ask any one of these BORROWERS to pay all of the sums which it would have been entitled to demand from the BORROWER without any division of its legal action between said persons being able to be imposed on the Bpifrance Financement.

AUDIT

The BORROWER undertakes to submit to any audit which might be carried out by the LENDER, or any accredited representatives, and to provide all facilities for the conducting of this audit, particularly as regards documentary and on-the-spot checks, to allow verification of the implementation of the innovation project concerned by this agreement.

INFORMING OF THE WORKS COMMITTEE

When the aid is granted in the form of a loan or repayable advance amounting to more than € 1,500,000 or in the form of a subsidy amounting to more than € 200,000, the BORROWER undertakes to inform and consult its Works Committee in accordance with the provisions of article R 2323-7-1 of the Labour Code.

The information and the consultation must concern the nature, purpose, amount and conditions of payment of the aid granted.

The BORROWER shall keep the following supporting documents at the disposal of Bpifrance Financement: notice of meeting of the Works Committee, information supplied to the Works Committee and minutes of said Works Committee meeting.

The BORROWER is informed that recurrent or persistent failure to comply with the obligations defined above is liable to lead Bpifrance Financement to demand partial or total repayment of the loan.

TRANSFER OF CLAIMS

The claims which arise under this agreement may be transferred to a special purpose vehicle, in accordance with the legal and regulatory provisions in force.

In addition, responsibility for the recovery of the receivables thus transferred may be transferred according to the provisions stipulated in article L 214-46 of the Monetary and Financial Code. In this case, the BORROWER will be informed of this by ordinary letter.

COSTS

The costs of this agreement and any subsequent or resulting costs, particularly payments owed for changes made to the agreement or resulting from non-contractual services, shall be charged to the BORROWER, who undertakes in advance to pay them.

DECLARATION

The BORROWER declares and certifies:

•	that it is up to date in its payments to the tax and social security authorities

Agreement no. DOS0016278/00	Page 5/7

•	that no significant event of a legal, financial or commercial nature which has major effects on the activity, assets or profitability of the BORROWER or its subsidiaries, and which has not been brought to the LENDER’s attention prior to the conclusion of this agreement, has occurred,

•	that no legal procedure, legal action, trial or administrative procedure is in progress, to the BORROWER’s knowledge, which might have significant unfavourable effects on its activity, its assets or its financial situation.

AUTHORIZATION OF TRANSMISSION OF INFORMATION

The BORROWER authorizes the LENDER to pass on to the other entities of the Bpifrance group, and to the State, to Local Authorities and in general to all financial backers intervening directly or indirectly in the financing of this application for aid, the information concerning the BORROWER, the aided programme and the amount of aid granted. This information will also be supplied to the European Commission, together with information on the intensity of the aid and the sector of activity concerned, within the framework of the annual reports which must be supplied to it. In general, the LENDER is authorized by the BORROWER to communicate to the European Commission all information necessary for the exercising of its control in the area of State aid.

PENALTIES FOR LATE PAYMENT

Any sum not paid within the contractual deadlines shall immediately and automatically lead to penalties for late payment at the rate of 3% (three per cent) per year. This clause shall not constitute any obstacle to the payability of the debt resulting from this agreement.

PROTECTION OF PERSONAL DATA

The personal data collected for this act is essential for the processing and management of the operation in question and in particular for its computer processing under the responsibility of Bpifrance Financement.

It may also, by express agreement, be used or communicated for the same purposes to the other legal entities of the Group, its partners or third parties intervening for the performance of the services concerned.

In accordance with the provisions of law no. 78-17 of the 6th of January 1978 (the French Data Protection Act) and subsequent related laws, the persons whose personal data are collected have a right of access, correction, deletion and objection, for legitimate reasons, to the information concerning them. They may also request, free of charge, that the data concerning them not be used for purposes of prospecting, particularly of a commercial nature.

These rights may be exercised by sending a letter to the following address:

Bpifrance Financement

Direction des Systèmes d’Information, service SIAQ

27-31 Avenue du Général Leclerc

94710 Maisons-Alfort Cedex.

APPLICABLE LAW

The law applicable to this agreement is French law.

ASSIGNMENT OF JURISDICTION

The parties expressly accept that the Paris Courts will hold sole jurisdiction for any dispute relating to this agreement.

ADDRESS FOR SERVICE

For the execution of this agreement, the address for service is:

•	for the BORROWER, its head office,

•	for the LENDER, its head office at:

27-31 Avenue du Général Leclerc

94710 Maisons-Alfort Cedex

Any modification of the BORROWER’s head office must be notified to the LENDER.

Agreement no. DOS0016278/00	Page 6/7

The contractual documents, with which the BORROWER acknowledges that it has familiarized itself and to which it adheres, are these specific terms and clauses and the general terms, together with all the documents and appendices contained in the agreement.

Drawn up in MAISONS-ALFORT on

In two original copies

/s/ Georges Karam

THE BORROWER SEQUANS COMMUNICATIONS GEORGES KARAM Acting in his capacity as Managing Director	THE LENDER BPIFRANCE FINANCEMENT Frédéric VINCENT Acting in his capacity as Ile-de-France Operations Management Director

APPENDICES:

•	Innovation financial appendix (amounts not including VAT)

•	SEPA direct debit mandate

•	Repayment schedule

Agreement no. DOS0016278/00	Page 7/7

SEQUANS COMMUNICATION

15-55 LES PORTES DE LA DEFENSE

15 BOULEVARD CHARLES DE GAULLE

92700 COLOMBES

17 August 2015

REPAYMENT SCHEDULE

(This table replaces any earlier table if necessary)

Reference to be cited in all correspondence:	Client no.:	File no.:
Client name: SEQUANS COMMUNICATIONS (COLOMBES)
Mode of payment: Direct debit	Account no.:

Section no.:	2	Capital to be repaid: 1,000,000.00 Euros
Number of instalments:	20	Frequency: Quarterly

No.	Date	Capital	Total	Capital owed after instalment
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20	30/06/2017

30/09/2017

31/12/2017

31/03/2018

30/06/2018

30/09/2018

31/12/2018

31/03/2019

30/06/2019

30/09/2019

31/12/2019

31/03/2020

30/06/2020

30/09/2020

31/12/2020

31/03/2021

30/06/2021

30/09/2021

31/12/2021

31/03/2022

50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00	50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00 50 000.00	950 000.00

900 000.00

850 000.00

800 000.00

750 000.00

700 000.00

650 000.00

600 000.00

550 000.00

500 000.00

450 000.00

400 000.00

350 000.00

300 000.00

250 000.00

200 000.00

150 000.00

100 000.00

50 000.00

0.00

1/1

Bpifrance Financement

Limited	company with capital of 839 907 320 Euros – CRETEIL Trade Register no. 320 252 489 – VAT no. FR 27 320 252 489
Head	office: 27-31 Avenue du Général Leclerc – 94710 Maisons-Alfort Cedex – Tel.: 01.41.79.80.00 – Fax: 01.41.79.80.01 – bpifrance.fr